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                                                                     EXHIBIT 12


                   PER-SE TECHNOLOGIES, INC. AND SUBSIDIARIES
                Computation of Ratio of Earnings to Fixed Charges

                                                                               Years ended December 31,
                                                      -------------------------------------------------------------------------
                                                        2004             2003            2002            2001             2000
                                                      -------          -------         -------         -------          -------
Consolidated pretax income from
  continuing operations                               $16,738          $15,904         $12,290         $(5,931)        $(21,397)
Share of distributed income of
  50%-or-less-owned affiliates net of
  equity pick-up                                            0                0               0               0                0
Interest                                               12,721           20,901          18,069          18,009           18,238
Capitalized Interest                                       84                0               0               0                0
Interest portion of rental expense                      1,559            2,362           3,125           3,180            3,385
                                                      -------          -------         -------         -------          -------
         Earnings                                     $31,018          $39,167         $33,484         $15,258          $   226

Interest                                               12,721           20,901          18,069          18,009           18,238
Interest portion of rental expense                      1,559            2,362           3,125           3,180            3,385
Capitalized Interest                                      (84)               0               0               0                0
Preferred stock dividend
  requirements of majority-owned
  subsidiaries (non-intercompany)                           0                0               0               0                0
Interest expense relating to
  guaranteed debt of
  50%-or-less-owned affiliate                               0                0               0               0                0
                                                      -------          -------         -------         -------          -------
     Fixed Charges                                     14,364           23,263          21,194          21,189           21,623

     Ratio of Earnings to
     Fixed Charges                                       2.16x            1.68x           1.58x           0.72x            0.01x
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